EXHIBIT 10.1

RETENTION OF SERVICES AGREEMENT

This RETENTION OF SERVICES AGREEMENT (this “Agreement”) and is made as of August 29, 2012 (the “Effective Date”) by and between ROBERT P. MAHONEY, an individual with an address of 4 Daniels Farm Road #305, Trumbull, CT 06611, (the “Manager”), and  SAVWATT USA, INC., a Delaware Corporation with an address of 475 Park Ave. South, 30th Floor, New York, N.Y. 10016, (the “Company”) (collectively, the Manager and the Company may be referred to as the “parties” or individually as a “party”).

Background

1.
The Company is a publicly-traded corporation engaged in the business of marketing and sale of a line of solid-state lighting products and lighting technologies that are based on a light-emitting semiconductor material. The most common solid-state lighting technologies are those that use light emitting diodes (also known as LED lighting).  The Company is also engaged in renewable energy projects and related services including but not limited to photovoltaic solar energy (collectively, the “Business”).

2.	In order to grow, the Company has developed a strategy to acquire other companies as going concerns that are engaged in activities, products and services closely associated with the Business.

3.
The Manager has experience and expertise necessary to the success of the Company with its chosen growth strategy and in the Business.  The Company desires to engage the Manager, and the Manager desires to accept such engagement, on the terms and conditions set forth herein.

NOW, THEREFORE,

In consideration of the agreements made herein and intending to be legally bound hereby, it is agreed by and between the parties hereto as follows:

Section 1. Appointment of Manager as the Company’s Chief Financial Officer.

(a)
The Company appoints, as of the date hereof, the Manager to act as its Chief Financial Officer pursuant to the terms of this Agreement and the Manager agrees to perform such duties and responsibilities as are normally related to such position and to act in a manner consistent with the Company’s policies. The Manager accepts any obligations imposed on him as the Company’s Chief Financial Officer including but not limited to the certification of the Company’s financial statements, Form 10-Q reports, and Form 10-K reports, among others, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

(b)	The Manager agrees to use his best efforts to provide the services set forth in Section 2.

(c)
The Manager shall not allow any other person to perform any of the services required under this Agreement for or instead of the Manager. The Manager shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority which are applicable to the performance of the Manager’s services hereunder and as they apply to the responsibilities of the Chief Financial Officer of a publicly-traded company, and the Company’s rules, regulations, policies, and practices as they may from time-to-time be adopted or modified.

Section 2. The Responsibilities and Services of the Manager.

(a)
The Manager shall recommend to the Company certain personnel to engage for the purpose of assisting the Manager in performing the day-to-day accounting, financial reporting including those required by the rules of the Securities and Exchange Commission, legal disclosures, the preparation of analyses, and other administrative functions so as to ensure that internal controls and procedures are in place and maintained to provide timely financial data that is produced accurately and in accordance with generally accepted accounting principles.

(b)
The Manager shall assist the CEO by identifying acquisition candidates consistent with the Company’s strategic plan and within its financial resources, and in so doing, the Manager shall negotiate and structure transactions for consideration and approval of the Company’s CEO and its Board.

(c)
Subject to the terms of this Agreement, the Manager, on behalf of the Company, shall perform and render management, investment, administrative, consulting and other services to the Company as may be required by the Company to properly conduct its business, including, without limitation, the following:

(i)	Managing the financial operations of the Company, its accounting, and the preparation of its financial statements;

(ii)	providing general business advice, including recommendations as to, and identification of, potential investments and acquisitions;

(iii)	conducting due diligence in connection with potential investments and acquisitions;

(iv)	structuring and negotiating transactions;

(v)
assist the Company’s CEO in identifying, structuring, negotiating, obtaining bank, institutional and other sources of financing necessary or appropriate in connection with any proposed acquisition or investment;

(vi)
supervising the preparation and review of all documents required to complete any transaction involving investments, including, where appropriate, any acquisition agreements, financing documents, and other documents in connection with such transaction;

(vii)	monitoring the performance of the Company’s assets and subsisiaries;

(viii)	communicating with the Company’s CEO, subsidiary(ies) management, and the Company’s Board;

(ix)	maintaining the books and records of the Company, and managing other administrative matters of the company;

(x)
managing the Company’s receivables and payables including assisting the CEO in determining the amounts available for payments, and disbursing such payments with respect to operating expenses, administrative costs, legal fees, and other expenses of the Company; and

(xi)	providing such other assistance to the Company’s CEO, its Board of Directors, the Company’s counsel and auditors as generally may be required of the Chief Financial Officer of the Company.

(d)
The Manager shall perform his obligations under this Agreement in good faith and in a diligent and timely manner. In addition to his services, the Manager shall, to the extent that he determines that it is necessary or advisable to perform the services for the Company which are required hereunder, seek the CEO’s approval and then arrange for and coordinate the services of other professionals, experts and consultants (collectively, “Third Parties”), and the Manager shall cause the Company to compensate such Third Parties for such services.

(e)	The Manager may enter into contracts and transactions on behalf of the Company, provided that the terms of any such contract or transaction are prior approved by the Company’s CEO.

(f)
Notwithstanding the services provided by the Manager as the Company’s Chief Financial Officer, the Manager shall be deemed to be an independent contractor and not an employee of the Company, nor an officer or legal representative of the Company and, unless otherwise expressly authorized by the Company’s CEO, the Manager shall not be authorized to act in the name of, or bind the Company.

(g)
The management, policies and operations of the Company (including the ultimate approval of the making or disposition of any investment or acquisition by the Company, as well as the terms thereof) shall be the responsibility of the Company’s CEO, acting pursuant to and in accordance with the direction of the Company’s Board of Directors, as required.

(h)	The Manager shall have unfettered access to books and records of the Company, as necessary to enable him to fulfill his obligations hereunder as the Company’s Chief Financial Officer.

Section 3. Indemnification.

(a)
The Company shall, to the maximum extent permitted by applicable law, indemnify, defend and hold harmless the Manager, and the Company shall release the Manager, to the fullest extent permitted by law, from and against any and all damages, including, without limitation, damages incurred which arise out of, relate to or are in connection with this Agreement or the management or conduct of the business or affairs of the Company or any Company subsidiary in which the Company has a direct or indirect interest as such management or conduct of business or affairs relates directly or indirectly to the Company (including, without limitation, actions taken or not taken directly or indirectly on behalf of the Company by the Manager, provided that the act or failure to act giving rise to such damages was taken in good faith by the Manager and except for any such damages that are found by a court of competent jurisdiction to have resulted primarily from any act or omission which constituted gross negligence, intentional misconduct, an intentional breach of this Agreement or a knowing violation of law by the Manager. In the event of any claim as to which the Manager is entitled to indemnification under this Section, the Company may, at the discretion of the Company’s CEO, elect to engage counsel on behalf of the Manager to defend such claim.

(b)
The termination of any proceeding by settlement shall not be deemed to create a presumption that the Manager did not act in good faith or acted in a manner which constituted gross negligence, intentional misconduct, an intentional or material breach of this Agreement, a knowing violation of law or a material breach of any securities laws. The indemnification provisions of this Section may be asserted and enforced by, and shall be for the benefit of, the Manager, and the Manager is hereby specifically empowered to assert and enforce such right; provided that if the Manager enters into a settlement of any proceeding without the prior approval of the Company’s CEO (which approval shall not be unreasonably delayed or withheld), then the Manager shall not be entitled to the indemnification provided in this Section. The right of the Manager to the indemnification provided in this Section shall be cumulative of, and in addition to, any and all rights to which the Manager may otherwise be entitled by contract or as a matter of law or equity and shall extend to his heirs, successors, assigns and legal representatives.

Section 4. Part-Time; Non-exclusivity; Other Activities.

(a)
It is understood and agreed that the Manager will serve the Company to the best of his ability in a diligent and professional manner; provided, however, that Manager shall not be required to render such services on a full-time basis. The Manager will devote such attention and energies to the performance of the services as Manager as are necessary to discharge his responsibilities to the Company.  This Agreement and the duties of the Manager hereunder shall not preclude the Manager from providing services to any other entity, be employed by another company, serve on another company’s Board of Managers, Board of Directors or Advisory Board, engage in any other business activity (whether or not pursued for pecuniary advantage), or engage in passive investment and in community, charitable, and social activities. During the term of this Agreement, the Manager shall be permitted to engage in other business activities or endeavors, or serve as a manager, officer, advisor, director or trustee of another corporation or entity unrelated to the business of the Company; provided that such other activities are not to be performed for entities which in the reasonable judgment of the Manager are in direct competition with the Company, and the time devoted by the Manager to such other activities does not conflict with or materially interfere with the Manager’s performance of his duties to the Company hereunder. The ownership of an equity interest in an entity, by itself, shall not constitute a violation of this duty. The Company shall not have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities of the Manager or the income or profits that are derived therefrom. Specifically, the Manager shall not engage in any activity that is in direct competition with the Company or serve in any capacity (including, but not limited to, as an employee, consultant, advisor or director) in any the Company or entity that competes directly with the Company, as reasonably determined by the Company’s CEO.

(b)
The Manager represents that, to the best of his knowledge, he has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and the Manager agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the Company’s CEO. If, at any time, the Manager is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, the Manager will promptly notify the Company’s CEO of such obligation, prior to making such disclosure or taking such action.

(c)
The Manager will not engage in any activity that creates an actual conflict of interest with the Company, regardless of whether such activity is prohibited by the Company’s conflict of interest guidelines, policies, or this Agreement, and the Manager agrees to notify the Company’s CEO before engaging in any activity that creates a potential conflict of interest with the Company.

Section 5. Term and Termination.

(a)
This Agreement shall remain in effect for a period of one (1) year from the Effective Date, and it shall be automatically renewed thereafter for one or more additional one-year terms until terminated either (i) by the Manager or the Company by giving written notice to the other party at least thirty (30) days’ prior to the end of its term or prior to any renewal date; or (ii) pursuant to the terms of Section 5(b).

(b)
This Agreement shall remain in effect as provided in Section 5(a), provided, however, that (i) the Agreement shall terminate upon the Manager’s resignation, death or Disability (as defined in the following sentence); and (ii) this Agreement may be terminated by the Company for Cause (as defined below).  For purposes of this Agreement, the term “Disability” means any long-term disability or incapacity that appears to be permanent which (i) renders the Manager unable to substantially perform his duties hereunder for sixty (60) days during any 12-month period; or (ii) would reasonably be expected to render the Manager unable to substantially perform his duties for one hundred twenty (120) days during any 12-month period, as certified to the Company by a physician reasonably acceptable to the Company and the Manager. The last day on which Manager is retained by the Company, whether separation is voluntary or involuntary or by reason of the Manager's resignation, is referred to as the “Termination Date.” For purposes of this Agreement, “Cause” means if the Manager: (i) is convicted of any felony or other offense involving moral turpitude or any crime relating to his engagement by the Company; (ii) violates this Agreement in any material respect, as determined by the Company’s Board of Directors; (iii) is convicted of an act of fraud, theft or personal dishonesty with respect to the Company; (iv) performs his duties hereunder, as determined by the Company’s Board of Directors, in a grossly negligent or reckless manner or with willful malfeasance; (v) exhibits habitual drunkenness or substance abuse; or (vi) is found to have committed any material violation of any state or federal law relating to the workplace environment including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination.

(c)
The Company shall not be entitled to terminate the Manager for Cause pursuant to Section 5(b)(ii) or Section 5(b)(iv) unless the Company provides to the Manager written notice stating in reasonable detail the basis for termination and allowing a 10-day opportunity for the Manager to cure.

(d)
Upon termination of this Agreement, the Manager agrees that all Company property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by the Manager, incident to his services hereunder, that are documented to belong to the Company, shall be promptly returned at the request of the Company.

(e)
Upon termination of this Agreement, the Manager shall be deemed to have resigned from all offices then held with the Company or any of its subsidiaries by virtue of this Agreement. The Manager agrees that following any termination of this Agreement, the Manager shall cooperate with the Company in the winding-up or transferring to other Company employees or retained professionals any pending work and shall also cooperate with the Company (to the extent allowed by law, and at the Company’s expense) in the defense of any action brought by any third party against the Company that relates to the Manager’s services.

(f)
In the event of a legal merger of the Company with another entity or a “change in control” of the Company during the term of this Agreement, the then surviving entity or, in the event of a change in control, the Company shall agree in writing to the Manager that it shall assume the responsibilities of the Company hereunder or the Agreement shall be terminated as of the date of the merger or the “change in control” under which event the termination fee due the Manager shall be three times the then remaining fees due under this Agreement to the end of its term, which termination fee shall be immediately due and payable in a lump sum payment to the Manager.

Section 6. Subsequent Employment of the Manager by the Company.

(a)
Upon the Company attaining $5 million of gross revenues, this Agreement may be terminated by the Manager and then the Company’s CEO and the Manager will negotiate in good faith the terms of an Employment Agreement under which the Manager shall thereafter devote full time to his responsibilities to the Company and be compensated with salary, benefits, stock options and employee benefits consistent with a Chief Financial Officer of a publicly-traded company having revenues of $5 million.

(b)
Notwithstanding the provisions of Section 6(a), the Manager shall have the right of first refusal to the full-time position as the Company’s Chief Financial Officer if during the term of this Agreement, the Company’s CEO or its Board has decided that a full-time employee is needed for that position rather than continuing this Agreement with the Manager as a part-time retained professional, and if so decided, the salary, benefits, stock options and employee benefits of the full-time position shall be set by the Board consistent with those of a Chief Financial Officer of a publicly-traded company having revenues of $5 million.

Section 7. Remuneration; Stock Options; Warrant.

(a)
The Company hereby agrees to pay the Manager a fee to serve as its part-time Chief Financial Officer, payable monthly in arrears, equal to Two Thousand Five Hundred and No/100ths Dollars ($2,500.00) per month.  The first such payment shall be due on September 30, 2012 and thereafter on the last day of each month during the term of this Agreement.

(b)
During the term of this Agreement, the Manager may be granted (i) additional fees to recognize the Manager’s finding appropriate acquisitions for the Company, or for his services and extraordinary efforts to negotiate, structure and close acquisitions for the Company; and/or (ii) options to acquire the Company’s common stock or other equity rights, as determined by the Company’s Board of Directors or its Compensation Committee, in its sole discretion. In the event (i) of a merger, change in control or sale of the Company; or (ii) this Agreement is terminated where the Manager has not engaged in conduct which would constitute “cause” for such termination, as determined by a majority vote of the Company’s Board of Directors, any such options shall become immediately fully vested.

(c)
As a signing bonus, upon the Company’s execution of this Agreement, the Company shall issue a five-year warrant (in the form attached hereto as Exhibit A) to the Manager that entitles the Manager to subscribe for and purchase from the Company up to One Million Five Hundred Thousand (1,500,000) shares of the company’s common stock at an exercise price of No and 10/100ths Dollars ($0.10) per share (with the right to a cashless exercise) exercisable at any time, in part or in whole, provided that at the time of an exercise, the Manager is then retained or otherwise associated with the Company. If during the term of the Warrant, the Manager’s retention by, association with, or employment by the Company is terminated, then the Manager must exercise within thirty (30) days any remaining shares available under the warrant, otherwise any un-exercised portion of the Warrant shall be forfeited at the end of the thirty-day period following the date of such termination. A minimum of three (3) months of services must be rendered for warrant to be valid.

Section 8. Expenses.

(a)
During the term of this Agreement, the Company shall reimburse the Manager for all preapproved, incurred expenses for travel and other business-related expenses including certain monthly recurring expenses associated with the Manager’s office in Shelton, Connecticut such as a dedicated telephone number for the Company’s business, office supplies and services, and other such usual and ordinary office expenses, provided such expenses are incurred in the course of the Manager performing his duties under this Agreement, and such expenses are reasonable and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, and other business expenses, subject in all instances to the Company’s requirements with respect to reporting and documentation of such expenses.

(b)
The Manager’s travel to the Company’s New York City headquarters office shall be required at least once every two weeks; otherwise, the Manager may attempt to work remotely in his Shelton, Connecticut personal office as long as he is able to properly and effectively discharge his duties to the Company.

Section 9. Benefits. The Manager shall not be eligible to participate in any benefits made generally available by the Company to its senior executives, and the Manager shall not be entitled to any paid vacation leave.

Section 10. Liability of Manager.  The Manager shall not be liable, responsible or accountable, whether directly or indirectly, in contract or tort or otherwise, to the Company, any of its officers, or any other person in which the Company has a direct or indirect interest for any damages asserted against, suffered or incurred by the Company, any of its officers, any subsidiary of the Company or any other Person in which the Company has a direct or indirect interest arising out of, relating to or in connection with any act or failure to act pursuant to this Agreement or otherwise with respect to: (i) the management or conduct of the business and affairs of the Company; (ii) the offer and sale of interests in the Company; and (iii) the management or conduct of the business and affairs of the Company, provided that such act or failure to act was taken in good faith and except, in each case, for damages that are finally found by a court of competent jurisdiction to have resulted primarily from any act or omission of the Manager which constituted gross negligence, intentional misconduct, an intentional or knowingly breach of this Agreement or the Company policies or a knowing violation of law.  Notwithstanding the foregoing provisions, the Manager shall not be liable to the Company for any action taken or omitted to be taken by any other person. The Manager may (in his own name or in the name of the Company) consult with counsel, accountants and other professional advisors with respect to the affairs of the Company, and, provided that such counsel, accountants or other professional advisors were selected with reasonable care, the Manager shall be deemed to have acted in good faith and not to have acted with gross negligence, to have engaged in intentional misconduct or to have intentionally or knowingly breached this Agreement or the Company policies with respect to any action or failure to act and shall be fully protected and justified in so acting or failing to act, if such action or failure to act is taken or not taken in good faith upon the advice or opinion of such counsel, accountants or other professional advisors, except for actions or failures to act by the Manager which constitute a knowing violation of law.

Section 11. Nondisclosure Obligations. Throughout the term of this Agreement, the Manager agrees that confidential information of the Company will be disclosed to him and that any unauthorized disclosure of such information to third parties or use other than for the purposes of completing his obligations under this Agreement could cause extensive harm to the Company. “Confidential information” includes any and all trade secrets, confidential, private or secret information including without limitation (i) business and financial information, (ii) business methods and practices, (iii) marketing strategies, and (iv) such information as the Company may from time to time designate as being confidential. Confidential information will not include information that is known to the Manager prior to its disclosure or is in the public domain, or information that falls into the public domain, unless such information falls into the public domain by disclosure or other acts by the Manager, or through the Manager’s fault.

Section 12. Ownership of Intellectual Property.  If during the Term or any extension thereto, whether during the course of its normal duties or other duties specifically assigned by the Company to the Manager by the terms of this Agreement, either alone or in conjunction with any other person create or develop any intellectual property (including any work in which copyright subsists or may subsist), the Manager shall immediately disclose same to the Company.  The Manager also agrees that all such intellectual property and the copyright and other intellectual property rights therein will be owned by the Company.  Insofar as any intellectual property rights therein for the full term in which such rights exist or are capable of existing throughout the world.  The Manager hereby waives unconditionally and irrevocably all of his moral rights and rights of a similar nature (including those rights arising under the copyright law) in respect of any work (including works which may come into existence after the date hereof) in which copyright may subsist, created by the Manager during his services in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. This waiver extends to any and all acts of the Company and their successors, assigns and licensees and acts of third persons done with the authority of the Company and their successors and assigns.  The parties agree that the above shall not apply to any technology or product licensed by the Company as the licensee under a license with a third party.

Section 13. General Provisions.

(a)	Notices. Any notice or other communication to be given hereunder shall be in writing and shall be mailed or telecopied to such party at the address or number set forth below:

If to the Manager:	Robert P. Mahoney 4 Daniels Farms Road #305 Trumbull, CT 06611 Telephone: (203) 242-3064 Telecopier: (203) 549-0592

If to the Company:	SavWatt USA, Inc. 475 Park Ave. South, 30th Floor New York, N.Y. 10016 Att’n: President & CEO Telephone No.: (646) 478-2676 Telecopier No.: (917) 621-3150

or to such other person, address or number as the party entitled to such notice or communication shall have specified by notice to the other party given in accordance with the provisions of this Section.  Any such notice or other communication shall be deemed given: (i) if mailed, when deposited in the mail, properly addressed and with postage prepaid; or (ii) if sent by telecopy, when transmitted.

(b)
Controlling Law and Attorney Fees.  This Agreement shall be interpreted in accordance with the laws of the State of New York, and shall be exclusively enforced in any court of competent jurisdiction in the state of Connecticut or the state of New York. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such litigation from the party or parties against whom enforcement was sought.

(c)
Entire Agreement.  It is the mutual desire and intent of the parties to provide certainty to his future rights and remedies against each other by defining fully and completely the extent of his mutual undertakings as provided herein. The parties have incorporated all representations, warranties, covenants, commitments and understandings on which they have relied on in entering into this agreement, and, except as provided for herein, the parties make no covenant or other commitment to the other concerning its future action. Accordingly, this Agreement: (i) constitutes the entire agreement and understanding between the parties, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this agreement, and (ii) supersedes all previous understandings, agreements and representations between the parties, written or oral, and, (iii) any changes or amendments to this agreement must be in writing and signed by all parties or their legal representative. This Agreement has been created by the mutual efforts of the parties and any ambiguity shall not be construed against either party as purported author.

(d)
Force Majeure.  Neither the Manager nor the Company shall be responsible for delays or failures in performance resulting from acts beyond their control.  Such acts shall include, but not be limited to, acts of God, strikes, riots, acts of war, epidemics, fire, communication line failures, earthquakes, floods, or other disasters.

(e)
Severability.  In the event that any provision of this Agreement is held invalid or unenforceable for any reason by a court of competent jurisdiction, such provision or part thereof shall be considered separate from the remaining provisions of this agreement which shall remain in full force and effect.

(f)	Successors and Assigns. This Agreement is binding upon the parties and their heirs, personal representatives, successors and assigns, as the case may be.

(g)
Authority.  The Manager and the Company have all necessary power and authority to execute, deliver, and perform his or its obligations under this Agreement; the execution, delivery and performance by the Manager and the Company of this Agreement have been duly authorized by all necessary action on his or its part; and this Agreement has been duly and validly executed and delivered by the Manager and the Company and constitutes the legal, valid and binding obligation of the Manager and the Company.

(h)	Counterparts. This Agreement may be executed in counterparts, which when taken together shall nonetheless be one and the same agreement.

(i)
Dispute Resolution - Arbitration.   Any dispute, controversy or claim arising out of or relating to this Agreement, or any breach or alleged breach hereof shall, upon the request of either party, be submitted to, and settled by, arbitration, before a single arbitrator in New York City, New York.  The arbitration shall proceed pursuant to and in accordance with the provisions of this Section and otherwise pursuant to and in accordance with the New York Arbitration Rules then in effect of the American Arbitration Association (or at any other place or under any other form of arbitration mutually acceptable to the parties).  The parties shall agree on a single arbitrator within thirty (30) days after notice from either party seeking or demanding arbitration; provided, however, that if they do not so agree then the arbitrator shall be either the one proposed by the Company or the one proposed by the Company, to be determined by a toss of the coin (if only one party proposes an arbitrator then the arbitrator shall be the one so proposed).  The arbitrator shall base the award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the appropriate court of any forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration or as otherwise determined by the arbitrator to be more just and equitable under all the circumstances.  Each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees except to the extent, if at all, the arbitrator determines that it is more just and equitable under all the facts and circumstances that one party reimburse the other, in whole or in part, for the cost of the other party's experts, evidence and/or counsel fees; provided, however that if either party fails to proceed with the arbitration as provided herein or unsuccessfully seeks to stay such arbitration, or fails to comply with any arbitration award, the other party shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred by such other party in successfully compelling such arbitration and/or successfully defending or enforcing the award.  The parties shall use all reasonable efforts to ensure that the arbitration is completed as promptly as reasonably possible, and preferably within not more than ninety (90) days after either party’s request for arbitration hereunder.

ACKNOWLEDGMENT OF ARBITRATION.  This Agreement contains an agreement to arbitrate.  After signing this document, we understand that we will not be able to bring a lawsuit concerning any dispute that may arise which is covered by the arbitration agreement, unless it involves a question of constitutional or civil rights.  Instead, we agree to submit any such dispute to an impartial arbitrator.

IN WITNESS WHEREOF, the parties, as evidenced by the signatures of their duly authorized agents, do hereby execute this Agreement intending it to be effective as of the Effective Date.

IN THE PRESENCE OF:

SAVWATT USA, INC.

By:	/s/ Isaac H. Sutton
Isaac H. Sutton, President & CEO

MANAGER:

/s/ Robert Mahoney
Robert P. Mahoney